Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2018 Financial Results

Achieves Record Financial Performance in 2018 with 15% Annual Revenue Growth and 22% Increase in Gross Profit Driven By Continued Market Share Gains and Improved Product Mix

Plano, Texas – Feb. 13, 2019 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2018.

Year 2018 Highlights

•	Revenue grew to a record $1.2 billion, an increase of 15.2 percent over the $1.05 billion in 2017;
•	GAAP gross profit was a record $435.3 million, a 22.0 percent increase from $356.8 million in 2017;
•	GAAP gross margin improved 210 basis points to 35.9 percent from 33.8 percent in 2017;
•

GAAP operating income increased 94.5 percent to a record $154.5 million, or 12.7 percent of revenue and 14.5 percent on a non-GAAP basis, which compared to 7.5 percent and 10.7 percent, respectively, in 2017;

•	GAAP net income was a record $104.0 million, or $2.04 per diluted share, compared to a net loss of ($1.8) million, or ($0.04) per share, in 2017;
•	Non-GAAP adjusted net income increased 75.4 percent to a record $121.3 million, or $2.38 per diluted share, compared to $69.1 million, or $1.37 per diluted share, in 2017;
•	Excluding $15.0 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.29 per diluted share;
•	EBITDA improved 55.3 percent to a record $261.1 million, or 21.5 percent of revenue, compared to $168.2 million, or 16.0 percent of revenue last year; and
•

Achieved $185.6 million cash flow from operations and $98.1 million free cash flow, including $87.5 million of capital expenditures, or 7.2 percent of revenue. Net cash flow was a positive $36.6 million, which includes the pay down of $56.8 million of long-term debt.

Fourth Quarter Highlights

•	Revenue was $314.4 million, an increase of 17.1 percent from the $268.4 million in the fourth quarter 2017 and a decrease of 2.0 percent from the $320.9 million in the third quarter 2018;
•	GAAP gross profit was $114.2 million, compared to $96.4 million in the fourth quarter 2017 and $115.2 million in the third quarter 2018;
•	GAAP gross profit margin was 36.3 percent, compared to 35.9 percent in the fourth quarter 2017 and 35.9 percent in the third quarter 2018;

•

GAAP net income was $29.5 million, or $0.58 per diluted share, compared to a GAAP net loss of ($30.7) million, or ($0.62) per share, in the fourth quarter 2017 and GAAP net income of $30.9 million, or $0.61 per diluted share, in the third quarter 2018;

•

Non-GAAP adjusted net income was $33.2 million, or $0.65 per diluted share, compared to $21.6 million, or $0.42 per diluted share, in the fourth quarter 2017 and $34.5 million, or $0.68 per diluted share, in the third quarter 2018;

•	Excluding $3.8 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.07 per diluted share;
•

EBITDA was $70.5 million, or 22.4 percent of revenue, compared to $47.0 million, or 17.5 percent of revenue, in the fourth quarter 2017 and $72.0 million, or 22.4 percent of revenue, in the third quarter 2018; and

•

Achieved cash flow from operations of $61.6 million and $46.3 million free cash flow, including $15.3 million of capital expenditures. Net cash flow was a positive $90.7 million, which includes $47.4 million of additional long-term debt to fund a previously committed shareholder equity increase in the Company's Chengdu corporate entity.

Commenting on the results, Dr. Keh-Shew Lu, president and chief executive officer, stated,

“2018 represented the best performing year in Diodes’ history with the achievement of record financials, 15% organic revenue growth driven by continued market share gains, and a 75% increase in non-GAAP profitability over the prior year. Our ongoing focus on the automotive and industrial sectors resulted in annual revenue growth from these target end markets of 38% and 29%, respectively, and a combined 35% of total revenue. Additionally, our Pericom business, excluding frequency control products, grew 24% year-over-year to almost 10% of revenue primarily as a result of our increased content in high-end PC, server, storage and datacenter markets.

“During 2018, we made significant progress on Diodes’ positioning at key customers and gaining share, not only within product lines but also across multiple applications at the same customer. In fact, some of our largest customers use Diodes content in nearly all products they offer, which provides greater diversification for Diodes as well as a deeper relationship with these customers. Our Pericom products have also provided us greater leverage, creating expanded opportunities in new end equipment and applications as well as additional cross-selling opportunities for our other product offerings.

“More recently, I am pleased to have announced the proposed acquisition of Texas Instruments’ wafer fabrication facility and operation located in Greenock, Scotland (“GFAB”), which aligns well with our long-term strategic objectives. This facility not only adds to Diodes existing global footprint, but also provides expanded wafer capacity to support our product growth, in particular for the automotive market.”

Dr. Lu concluded by stating, “Looking forward to 2019, we expect to continue gaining market share and achieve growth rates that exceed our served available markets, while prioritizing higher-margin opportunities across automotive, industrial and our Pericom products. Underpinning our anticipated growth and serving as a key theme for Diodes in the coming year is content gains across connected cars, high-end servers and storage, 5G and IoT. We are well positioned both operationally and financially to drive increasing profits and cash flow on incremental revenue growth and expect to once again reach new records across our business.”

Fourth Quarter 2018

Revenue for fourth quarter 2018 was $314.4 million, an increase of 17.1 percent from $268.4 million in fourth quarter 2017 and a decrease of 2.0 percent from $320.9 million in the third quarter 2018, which was better than typical seasonality.

GAAP gross profit for the fourth quarter 2018 was $114.2 million, or 36.3 percent of revenue, compared $96.4 million in the fourth quarter 2017, or 35.9 percent of revenue,

and $115.2 million in the third quarter 2018, or 35.9 percent of revenue. The sequential increase in gross margin was primarily due to improved product mix as well as the continued 8-inch ramp at the Company’s Shanghai fabrication facility (SFAB).

GAAP operating expenses for fourth quarter 2018 were $70.3 million, or 22.4 percent of revenue, and $65.8 million, or 20.9 percent of revenue, on a non-GAAP basis, which excluded $4.5 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the fourth quarter 2017 were  73.9 million, or 27.5 percent of revenue, and in the third quarter 2018 were $69.4 million, or 21.6 percent of revenue.

Fourth quarter 2018 GAAP net income was $29.5 million, or $0.58 per diluted share, compared to a GAAP net loss of ($30.7) million, or ($0.62) per share, in fourth quarter 2017 and GAAP net income of $30.9 million, or $0.61 per diluted share, in third quarter 2018.

Fourth quarter 2018 non-GAAP adjusted net income was $33.2 million, or $0.65 per diluted share, which excluded, net of tax, $3.7 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $21.6 million, or $0.42 per diluted share, in the fourth quarter 2017 and $34.5 million, or $0.68 per diluted share, in the third quarter 2018.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		December 31, 2018
GAAP net income		$29,519

GAAP diluted earnings per share		$0.58

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,619

Amortization of acquisition-related intangible assets	2,619

Others		1,059

Amortization of acquisition-related intangible assets	1,059

Non-GAAP net income		$33,197

Non-GAAP diluted earnings per share		$0.65

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2018 GAAP net income and non-GAAP adjusted net income was approximately $3.8 million, net of tax, of non-cash share-based compensation expense.

Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per diluted share for fourth quarter 2018, $0.06 for fourth quarter 2017 and $0.07 for third quarter 2018.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the fourth quarter 2018 was $70.5 million, or 22.4 percent of revenue, compared to $47.0 million, or 17.5 percent of revenue, in the fourth quarter 2017 and $72.0 million, or 22.4 percent of revenue in the third quarter 2018. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For fourth quarter 2018, net cash provided by operating activities was $61.6 million. Net cash flow was a positive $90.7 million, including $47.4 million of additional long-term debt to fund a previously committed shareholder equity increase in the Company's Chengdu corporate entity. Free cash flow (a non-GAAP measure) was $46.3 million, which includes $15.3 million of capital expenditures.

Balance Sheet

As of December 31, 2018, the Company had approximately $249 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $214 million, and working capital was approximately $481 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly and year-end review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-K for the year ending December 31, 2018.

Business Outlook

Dr. Lu further commented, “We expect revenue in the first quarter of 2019 to be approximately $305 million, plus or minus 2.5 percent. At the mid-point, this represents growth of 11 percent over the prior year period and down approximately 3 percent sequentially, which is better than typical seasonality. We expect GAAP gross margin to be 36.3 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.5 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 25.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 51.2 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of$3.7 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Wednesday, February 13, 2019, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter 2018 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 9939905. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 20, 2019 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 9939905. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application-specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facility is located in Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus, and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2019 and beyond; that for the first quarter of 2019, we expect revenue to be approximately $305 million plus or minus 2.5 percent, which at the mid-point, is better than typical seasonality; we expect GAAP gross margin to be 36.3 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.5 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $2 million; we expect tax rate to be 25.0 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 51.2 million; purchase accounting adjustments for Pericom and previous acquisitions of $3.7 million after tax are not included in these non-GAAP estimates; we expect GFAB to not only add to our existing global footprint, but also provide expanded wafer capacity to support our product group, in particular for the automotive market; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the pending acquisition of GFAB will not close successfully (due to failure to obtain any required approvals or other reasons); the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the company’s website: http://www.diodes.com. Written requests may be sent directly to the company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
NET SALES	$314,446	$268,430	$1,213,989	$1,054,204

COST OF GOODS SOLD	200,247	172,051	778,713	697,428

Gross profit	114,199	96,379	435,276	356,776

OPERATING EXPENSES
Selling, general and administrative	44,419	45,678	176,197	168,590
Research and development	21,487	19,662	86,286	77,877
Amortization of acquisition-related intangible assets	4,488	4,700	18,351	18,798
Impairment of fixed assets	-	218	390	2,211
Restructuring	-	4,029	206	10,137
Other operating (income) expense	(55)	(415)	(636)	(246)
Total operating expenses	70,339	73,872	280,794	277,367

Income from operations	43,860	22,507	154,482	79,409

OTHER INCOME (EXPENSE)
Interest income	547	483	1,978	1,475
Interest expense	(2,282)	(2,955)	(9,901)	(13,448)
Foreign currency loss, net	(317)	(1,261)	(3,701)	(7,995)
Other income	1,031	2,022	7,104	3,150
Total other expense	(1,021)	(1,711)	(4,520)	(16,818)

Income before income taxes and noncontrolling interest	42,839	20,796	149,962	62,591

INCOME TAX PROVISION	12,830	50,674	44,556	62,325

NET INCOME (LOSS)	30,009	(29,878)	105,406	266

Less: NET INCOME attributable to noncontrolling interest	(490)	(773)	(1,385)	(2,071)

NET INCOME (LOSS) attributable to common stockholders	$29,519	$(30,651)	$104,021	$(1,805)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$0.59	$(0.62)	$2.09	$(0.04)
Diluted	$0.58	$(0.62)	$2.04	$(0.04)

Number of shares used in computation
Basic	50,221	49,391	49,841	48,824
Diluted	50,929	49,391	50,935	48,824

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2018:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$29,519

Diluted earnings per share (Per-GAAP)			$0.58

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			2,619

Amortization of acquisition-related intangible assets	3,193	(574)

Others			1,059

Amortization of acquisition-related intangible assets	1,295	(236)

Non-GAAP			$33,197

Diluted shares used in computing earnings per share			50,929

Non-GAAP diluted earnings per share			$0.65

Note:  Included in GAAP and non-GAAP net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2017:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$(30,651)

Diluted loss per share (Per-GAAP)			$(0.62)

Adjustments to reconcile net loss to non-GAAP net income:

M&A

Pericom			2,530

Amortization of acquisition-related intangible assets	3,086	(556)

KFAB			2,554

Restructuring	4,029	(1,410)

Impairment of fixed assets	(125)	44

Loss on sale of assets	25	(9)

Others			47,177

Amortization of acquisition-related intangible assets	1,614	(345)

Impact of Tax Cuts And Jobs Act		45,908

Non-GAAP			$21,610

Diluted shares used in computing earnings per share			50,926

Non-GAAP diluted earnings per share			$0.42

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2018:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$104,021

Diluted earnings per share (Per-GAAP)			$2.04

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			10,430

Amortization of acquisition-related intangible assets	12,719	(2,289)

KFAB			194

Restructuring	206	(12)

Others			6,616

Amortization of acquisition-related intangible assets	5,632	(1,030)

Officer retirement	2,550	(536)

Non-GAAP			$121,261

Diluted shares used in computing earnings per share			50,935

Non-GAAP diluted earnings per share			$2.38

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $15.0 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.29 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$(1,805)

Diluted Loss per share (Per-GAAP)				$(0.04)

Adjustments to reconcile net loss to non-GAAP net income:

M&A

Pericom				10,282

Retention costs		353	(124)

Amortization of acquisition-related intangible assets		12,260	(2,207)

KFAB				9,588

Restructuring		10,137	(3,548)

Shut-down related costs	2,722		(953)

Impairment of fixed assets		1,868	(654)

Loss on sale of assets		25	(9)

Others				51,056

Amortization of acquisition-related intangible assets		6,538	(1,390)

Impact of Tax Cuts And Jobs Act			45,908

Non-GAAP				$69,121

Diluted shares used in computing earnings per share				50,340

Non-GAAP diluted earnings per share				$1.37

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $12.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.24 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Impairment of fixed assets - The Company has recorded impairment charges related to the shutdown and relocation of KFAB.  These impairment charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the impairment charges provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

Tax Cuts and Job Act – The Company has recorded increased tax expense related to the Tax Cuts and Job Act (“TCJA”) law that was enacted during December 2017.  The TCJA expense has been excluded from management’s assessment of the Company’s current period operating performance in order to facilitate comparisons with previously presented periods that do not reflect such expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2018 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the fourth quarter of 2018, FCF was $46.3 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (per-GAAP)	$29,519	$(30,651)	$104,021	$(1,805)
Plus:
Interest expense, net	1,735	2,472	7,923	11,973
Income tax provision	12,830	50,674	44,556	62,325
Depreciation and amortization	26,424	24,485	104,642	95,680
EBITDA (non-GAAP)	$70,508	$46,980	$261,142	$168,173

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2018	2017
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$241,053	$203,820
Short-term investments	7,499	4,558
Accounts receivable, net	228,405	200,112
Inventories	215,435	216,506
Prepaid expenses and other	42,446	37,328
Total current assets	734,838	662,324

PROPERTY, PLANT AND EQUIPMENT, net	446,835	459,169

DEFERRED INCOME TAXES	31,652	40,580

OTHER ASSETS
Goodwill	132,437	134,187
Intangible assets, net	137,935	156,445
Other	42,674	35,968
Total assets	$1,526,371	$1,488,673

CURRENT LIABILITIES
Line of Credit	$10,254	$1,008
Accounts payable	117,808	108,001
Accrued liabilities and other	82,605	99,301
Income tax payable	15,744	18,216
Current portion of long-term debt	27,613	20,636
Total current liabilities	254,024	247,162

LONG-TERM DEBT, net of current portion	186,143	247,492
DEFERRED TAX LIABILITIES - non current	17,993	25,176
OTHER LONG-TERM LIABILITIES	90,779	94,925
Total liabilities	548,939	614,755

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 50,221,035 and 49,130,090, issued and outstanding at December 31, 2018 and December 31, 2017, respectively	34,454	33,727
Additional paid-in capital	399,915	386,338
Retained earnings	636,708	532,687
Treasury stock, at cost, 1,457,206 shares held at December 31, 2018 and December 31,2017	(37,768)	(37,768)
Accumulated other comprehensive loss	(101,846)	(83,480)
Total Diodes Incorporated stockholders' equity	931,463	831,504
Noncontrolling interest	45,969	42,414
Total equity	977,432	873,918
Total liabilities and equity	$1,526,371	$1,488,673